EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of November 30, 2018 by and among EllisLab, Inc., an Oregon corporation (“EllisLab” or the “Seller”), Rick Ellis (“EllisLab Shareholder”), Digital Locations, Inc., a Nevada corporation (the “Buyer” or “Company”), and EllisLab Corp., a Nevada corporation (“Merger Sub”). The Seller, EllisLab Shareholder, Buyer, and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the EllisLab Shareholder owns 100% of the common stock of Seller;

WHEREAS, Derek Jones (“Jones”) holds an option (the “Jones EllisLab Option”) to purchase 10% of the shares of outstanding common stock of Seller;

WHEREAS, Seller is engaged in the business of providing content management software (the “Business”);

WHEREAS, the Board of Directors of Seller and the Board of Directors of the Merger Sub and Company have determined that an acquisition of Seller by the Buyer is advisable, fair to and in the best interests of their respective companies and stockholders and, accordingly, have each approved the merger of Seller with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Articles of Merger which will be filed with the Secretary of State of the State of Oregon, attached hereto as Exhibit A and the Articles of Merger which will be filed with the Secretary of State of Nevada (“Articles of Merger”), attached hereto as Exhibit B;

WHEREAS, the Parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax- free reorganization pursuant to Section 368 of the Internal Revenue Code.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1. The Merger.

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, Seller shall be merged with and into Merger Sub in accordance with applicable provisions of Nevada law and Oregon law. At the Effective Time (as defined below), the separate legal existence of Seller shall cease, and Merger Sub shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”).

1.2 Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Articles of Merger with the Secretary of State of Oregon in accordance with applicable law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

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1.3 Merger Consideration. The aggregate consideration to be paid by the Buyer to the EllisLab Shareholder in exchange for and in cancellation of their stockholdings in the Seller as a result of the Merger shall be Three Million Sixty Hundred Thousand Dollars ($3,600,000) paid in the form of Thirty Six Thousand (36,000) shares (the “Stock Consideration”) of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), with a stated value of $100 per share, which shall have the rights, preferences and privileges as set forth in a Certificate of Designation, in the form attached hereto as Exhibit C (the “Certificate of Designation”), to be filed with the Nevada Secretary of State on or prior to the Effective Time. Each one (1) share of Series C Preferred Stock is convertible into Twenty Thousand (20,000) shares of the Common Stock of the Buyer, subject to the conversion limitation and adjustments set forth in the Certificate of Designation. With respect to the public resale of the Common Stock, the EllisLab Shareholder shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Buyer, as described in Rule 144 of the Securities Act of 1933, as amended, even if the EllisLab Shareholder or their assignees and successors are not affiliates of the Buyer under the rules and regulations of the Securities and Exchange Commission.

1.4 Conversion of Seller’s Stockholdings. At the Effective Time of the Merger, automatically by virtue of the Merger and without any action on the part of any Person, each share of common stock of the Seller that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger shall be converted, on a prorata basis, into validly issued, fully paid and nonassessable shares of Series C Preferred Stock and the Buyer shall issue the EllisLab Shareholder shares of its Series C Preferred Stock in the amounts set forth on Schedule 1.4 attached hereto. Certificates representing the Stock Consideration shall be delivered to the EllisLab Shareholder no later than ten days after the Effective Time of the Merger pursuant to the terms of this Agreement and upon surrender of certificates or other evidence of their ownership interest in Seller. The Jones EllisLab Option shall be surrendered and delivered to the Buyer and shall be void and in exchange for the Jones EllisLab Option Buyer shall issue to Jones an option to purchase 100,000,000 shares of Buyer’s common stock in the form of Exhibit D.

1.5 Articles of Incorporation and Bylaws; Officers and Directors.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Bylaws of the Surviving Company shall be the Bylaws of the Merger Sub immediately prior to the Effective Time.

1.6 Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Merger Sub (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

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2. Other Covenants.

2.1 Covenant Not to Compete. As a material inducement for Buyer to enter into this Agreement, the EllisLab Shareholder covenants and agrees that for a period of two (2) years following the Effective Time (the “Non-Competition Period”), he shall not, directly or indirectly own, manage, operate, participate in, produce, represent, distribute and/or otherwise act on behalf of any person, firm, corporation, partnership or other entity which involves in the sale and marketing of content management software systems (the “Competitive Business”) anywhere in the world (collectively, the “Territory”); or hire any employee or former employee of Buyer, the Surviving Company, or Seller to perform services in or involving the Competitive Business, unless the individual hired shall have departed Buyer’s, the Surviving Company’s or Seller’s employment at least twelve (12) months prior to the hiring. The EllisLab Shareholder may hire a former employee within (12) months of former employees’ employment upon written consent of the Company. The EllisLab Shareholder further covenants and agrees that during the Non-Competition Period, he will not directly or indirectly solicit or agree to service for their benefit or the benefit of any third-party, any of Seller’s, Buyer’s, or the Surviving Company’s customers. Notwithstanding the foregoing, nothing in this Section 2.1 shall prohibit the EllisLab Shareholder from owning, managing, operating, participating in the operation of, or advising, consulting or being employed by any entity that is not involved in the Competitive Business, as long as such activities do not affect any responsibilities of employment or consultation at the Company or its subsidiaries, including the Surviving Company. The EllisLab Shareholder acknowledges and agrees that Buyer will expend substantial time, talent, effort and money in marketing, promoting, managing, selling and otherwise exploiting the businesses Buyer and the Surviving Company operate, in part by virtue of Buyer’s acquisition of Seller pursuant to this Agreement, that the EllisLab Shareholder is the only shareholder of Seller, that he are receiving a substantial benefit from the transactions contemplated hereunder and that the benefit received by Buyer and the EllisLab Shareholder in agreeing to be bound by this Section 2.1 are a material part of the consideration for the transactions contemplated by this Agreement. The Parties recognize that this Section 2.1 contains conditions, covenants, and time limitations that are reasonably required for the protection of the business of the Surviving Company and Buyer. If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Section 2.1 shall thereupon be deemed to be amended to provide modification of such limitation, covenant and/or condition to such extent as the court or arbitrator (as applicable) shall find to be reasonable and such modification shall not affect the remainder of this Agreement. The EllisLab Shareholder acknowledges that, in the event the EllisLab Shareholder breaches this Agreement, money damages will not be adequate to compensate Buyer for the loss occasioned by such breach. The EllisLab Shareholder therefore consents, in the event of such a breach, to the granting of injunctive or other equitable relief against the EllisLab Shareholder by any court of competent jurisdiction.

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2.2 Lockup of Stock Consideration. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the period beginning on the Effective Time and ending on the twenty-four (24) month anniversary thereof (the “Lockup Period”), the EllisLab Shareholder will not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any portion of the Stock Consideration, or any shares of the Company’s common stock underlying the Stock Consideration (collectively the “Lock-Up Securities”), beneficially owned, within the meaning of Rule 13d-3 under the Exchange Act, by such holder on the Effective Date, or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any portion of the Lock-Up Securities, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Lock-Up Securities”).

2.3 Cooperation on Tax Matters. The Parties acknowledge and agree that they intend for the transactions set forth in this Agreement to be treated as a tax-free reorganization under IRC § 368. From and after the date of this Agreement, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation of tax returns, forms and/or documents necessary to ensure that the transactions set forth in this Agreement are treated as a tax-free reorganization under IRC § 368.

2.4 Board of Directors of Digital Locations, Inc. At or prior to the Closing, to be effective on the Closing, the Parties will execute all documents, resolutions, appointments and acceptances in order to cause the appointment of Rick Ellis to the Board of Directors of Digital Locations, Inc. for so long as any shares of the Series C Preferred Stock are issued and outstanding.

3. Closing and Further Acts.

3.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Santa Barbara, California at 11:00 a.m. (local time) on the date that the Parties may mutually agree in writing, but in no event later than November 30, 2018 (the “Closing Date”), unless extended by mutual written agreement of the Parties.

3.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Within ten days of the Effective Date and upon the surrender of the EllisLab Shareholders stock certificate representing 100% of issued and outstanding shares of Seller, along with an executed stock power. Buyer will deliver to the EllisLab Shareholder a certificate representing the Stock Consideration as set forth on the attached Schedule 3.2.

(b) The Parties shall execute and deliver for filing the Articles of Merger for Oregon and Nevada upon the Closing.

(c) Seller will deliver to Buyer copies of necessary resolutions of the EllisLab Shareholder of the Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer or other authorized person of the Seller as being valid and in full force and effect.

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(d) Buyer will deliver to Seller copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Seller will deliver to the Buyer true and complete copies of Seller’s Articles of Incorporation, Bylaws and a Certificate of Existence from the Secretary of State of the State of Oregon, which articles and certificate of good standing are dated not more than five (5) days prior to the Closing Date.

(f) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the Merger.

(g) The EllisLab Shareholder will deliver to the Company a certificates representing 100% of the stockholdings of the Seller, along with appropriately endorsed stock powers.

(h) Seller will deliver to Seller copies of corporate resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

3.3 Actions Pre-Closing. Seller and the EllisLab Shareholder will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of the Seller and to enable Seller to prepare all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of a report on Form 8-K within four (4) business days after the Closing.

3.4 Actions Post Closing. The EllisLab Shareholder will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation of all financial statements of Seller deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

4. Representations and Warranties of the EllisLab Shareholder and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit E, the EllisLab Shareholder and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

4.1 Power and Authority; Binding Nature of Agreement. The EllisLab Shareholder and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the EllisLab Shareholder and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement, by Seller and the consummation by Seller of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the board of directors of the Seller and the holder of all the issued and outstanding shares of shares of stock of Seller entitled to vote and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. The EllisLab Shareholder is the sole stockholders of the Seller and owns 100% of the issued and outstanding shares of the Seller free of any liens, charges, encumbrances or restrictions.

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4.2 Subsidiaries. There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that Seller directly or indirectly controls or in which Seller directly or indirectly owns any equity or other interest.

4.3 Good Standing. Seller (i) is duly organized, validly existing and in good standing under the laws of the State of Oregon, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) to the knowledge of Seller and the EllisLab Shareholder, is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.4 Financial Statements. Seller has delivered to Buyer the following unaudited financial statements, if applicable, prior to the Closing (the “Seller Financial Statements”): the unaudited statement of operations and balance sheet of Seller from inception through September 30, 2018. Except as stated therein or in the notes thereto, the Seller Financial Statements: (a) present fairly the financial position of Seller as of the respective dates thereof and the results of operations and changes in financial position of Seller for the respective periods covered thereby; and (b) have been prepared in accordance with Seller’s normal business practices applied on a consistent basis throughout the periods covered. Seller will cooperate with Buyer with respect to the preparation of the following audited financial statements, if applicable, prior to the Closing: (i) the audited statement of operations and statement of cash flows for the years ended December 2016 and December 31, 2017. Seller will cooperate with the Buyer with respect to the auditors’ review of unaudited financial statements for the quarters ended March 21, 2017 and March 31, 2018, June 30, 2017 and June 30, 2018 and September 30, 2017 and September 30, 2018. All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Seller had revenue of at least $962,690 for the year ended December 31, 2016 and net income of at least $76,297 for the year ended December 31, 2016. Revenue for the year ended December 31, 2017 shall be at least $822,992 and net income shall be at least $142,543.

4.5 Capitalization. The authorized capital structure of Seller consists of Ninety Thousand (90,000) shares of common stock. Except for the Jones EllisLab Option or disclosed on Schedule 4.5, no other shares of common stock of Seller are issued, reserved for issuance or outstanding. All outstanding securities of Seller are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the Seller’s Articles of Incorporation or Bylaws or any contract to which Seller is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Seller having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock may vote (“Voting Company Debt”). Except as otherwise set forth herein or disclosed on Schedule 4.5, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Seller is a party or by which Seller is bound (i) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or other equity interest in, the Company or any Voting Company Debt, (ii) obligating Seller to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of stockholdings of Seller.

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4.6 Absence of Changes. Except as otherwise set forth on Schedule 4.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since September 30, 2018:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of Seller and no event has occurred that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of Seller.

(b) Seller has not repurchased, redeemed or otherwise reacquired any of its stockholdings or other securities.

(c) Seller has not sold or otherwise issued any of its shares of common stock.

(d) Seller has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e) Seller has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) Seller has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) Seller has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) Seller has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any material loss, damage or destruction to any of the material properties or Assets of Seller (whether or not covered by insurance).

(j) Seller has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) Seller has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

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(l) Seller has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) Seller has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to Seller which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) Seller has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices and not exceeding $2,500.

(p) Seller has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of Seller.

(q) No contract or other instrument to which Seller is or was a party or by which Seller or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(r) Seller has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Seller Financial Statements as of September 30, 2018 or have been incurred since September 30, 2018 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(s) Seller has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(t) Seller has not changed its methods of accounting or its accounting practices in any respect.

(u) Seller has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(v) Seller has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 4.6.

4.7 Absence of Undisclosed Liabilities. Seller has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Seller Financial Statements as of September 30, 2018, except for obligations incurred since inception in the ordinary and usual course of business consistent with past practice.

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4.8 Seller Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of its assets (the “Assets”).

(b) Seller has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Seller to Buyer prior to the Closing Date.

(c) Except as reflected in Schedule 4.8, the Seller Financial Statements, the Assets are not subject to any material liability, absolute or contingent, which has not been disclosed by Seller to and acknowledged by Buyer in writing prior to the Closing Date.

(d) The EllisLab Shareholder has provided to Buyer in writing an accurate description of all of the assets of Seller or used in the business of Seller.

(e) Seller has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which Seller is a party or by which it or its property is bound. Except as specified by Seller to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect. As soon as practicable after the execution of this Agreement by all Parties, Seller will provide Buyer with copies of all such documents for Buyer’s review.

4.9 Compliance with Laws; Licenses and Permits. To the knowledge of Seller and the EllisLab Shareholder, Seller is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. Seller has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Seller is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit Seller to conduct its business in the manner in which it is now being conducted, and Seller is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

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4.10 Taxes. Except as disclosed herein, Seller has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll). (All such items are collectively referred to herein as “Taxes”). The Seller Financial Statements fully accrue or reserve all current and deferred taxes. Seller is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. Seller is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Seller. Seller has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Seller have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by Seller are accurate and comply with and were prepared in accordance with applicable statutes and regulations. The EllisLab Shareholder and Seller will cause Seller to prepare and file all Tax returns and pay all Taxes required prior to the Closing. Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

4.11 Environmental Compliance Matters. Seller has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

4.12 Compensation. Seller has provided Buyer with a full and complete list of all officers, managers, employees and consultants of Seller as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

4.13 No Default.

(a) To the knowledge of Seller and the EllisLab Shareholder, each of the contracts, agreements or other instruments of Seller and each of the standard customer agreements or contracts of Seller is a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of Seller and the Ellis Shareholder, no party with whom Seller has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of Seller’s business.

(b) Seller has performed or is now performing the obligations of, and, Seller is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of Seller, nor has Seller received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

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4.14 Product Warranties. Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of Seller, (b) there are no pending or threatened claims with respect to any such warranty and (c) Seller has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Seller Financial Statements.

4.15 Proprietary Rights.

(a) Seller has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Seller or in which it has any rights or licenses, except for software used by Seller and generally available on the commercial market. Seller has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of Seller with each officer, employee or consultant of Seller providing Seller with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Seller in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Seller owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Seller, and the same are sufficient to conduct Seller’s business as it has been and is now being conducted.

(c) To the knowledge of Seller and the EllisLab Shareholder, the operations of Seller do not conflict with or infringe, and no one has asserted to Seller that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against Seller with respect to any Proprietary Rights, and none has been threatened against Seller. There are no facts or alleged fact which would reasonably serve as a basis for any claim that Seller does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Seller as it has been and is now being conducted.

(d) To the knowledge of Seller and the EllisLab Shareholder, no current employee of Seller is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or any previous employer.

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4.16 Insurance. Seller has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which Seller is a party or is a beneficiary or named insured as of the Closing Date. Seller has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein. There were no claims in excess of $5,000 asserted or currently outstanding under any of the insurance policies of Seller in respect of all motor vehicle, general liability, since inception.

4.17 Labor Relations. None of the employees of Seller are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of Seller’s employees. Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. To the knowledge of Seller and the EllisLab Shareholder, Seller is in compliance with the Immigration Reform and Control Act of 1986. Except as disclosed in Schedule 4.17, Seller has no employment agreements.

4.18 Condition of Premises. All real property leased by Seller is in good condition and repair, ordinary wear and tear excepted.

4.19 No Distributor Agreements. Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, Seller is not a party to, nor is the property of Seller bound by, any distributors’ or manufacturer’s representative or agency agreement.

4.20 Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of Seller or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with Seller, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by Seller or pertains to the business of Seller .

4.21 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller and the EllisLab Shareholder, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to Seller which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of Seller, or (ii) challenges or would challenge any of the actions required to be taken by Seller under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

4.22 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of Articles of Incorporation or Bylaws of Seller; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of Seller; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which Seller or the EllisLab Shareholder is a party or by which Seller or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Seller; (v) result in the loss of any license or other contractual right of Seller; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Seller; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Seller; (viii) result in the reassessment or revaluation of any property of Seller by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Seller to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Seller or any of its assets or any limited liability interests are subject.

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4.23 Approvals. Seller has provided Buyer with a complete and accurate list of all jurisdictions in which Seller is authorized to do business along with the documentation evidencing such authorization. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

4.24 Brokers. Neither the EllisLab Shareholder nor the Seller have agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

4.25 Special Government Liabilities. Seller has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the Seller or the EllisLab Shareholder aware of any threatened action or claim or any condition that could support an action or claim against Seller or the Business for any of said liabilities, obligations or deferred payments.

4.26 Balance Sheet of Seller. The Balance Sheet of Seller as of the Closing shall be as set forth on Schedule 4.26 (the “Closing Balance Sheet”). In the event that within 120 days of the Closing the Buyer acting reasonably and in good faith, determines that the amount of assets of Seller are less than on the Closing Balance Sheet, the EllisLab Shareholder shall surrender for cancellation to Buyer such number of Series C Preferred Stock as is equal to the percentage difference between what the Buyer acting reasonably and in good faith determines the amount of the assets and the Closing Balance Sheet amount and the EllisLab Shareholder agree to immediately execute any documents and take such further action as is required to cancel such Series C Preferred Stock.

4.27 Net Working Capital. Immediately prior to the Closing, Seller’s Working Capital Deficit, as hereinafter defined, shall be not more than Eighty Thousand Dollars ($80,000). For purposes of this Section 4.27:

i. “Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles.

ii. “Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles.

iii. “Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities. When Working Capital is negative, it is referred to as Working Capital Deficit.

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4.28 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Seller or the EllisLab shareholders contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

4.29 Tax Advice. The EllisLab Shareholder and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the EllisLab Shareholder nor Seller have relied on any representation or statement made by Buyer, Merger Sub, or their representatives regarding the tax implications of such transactions.

4.30 Acknowledgement of Risks. The EllisLab Shareholder hereby represents and warrants that they have conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer. The EllisLab Shareholder acknowledges that there are substantial risks associated with owning the Series C Preferred Stock and Buyer’s common stock into which it is convertible, including but not limited to (i) those risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which has been delivered to the EllisLab Shareholder and which the EllisLab Shareholder acknowledges receipt of, (ii) the transferability of Buyer’s common stock is restricted by applicable federal and state securities laws as well as by the terms of this Agreement and the Series C Preferred Stock, and may be impaired by a lack of trading volume, and (iii) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission. Each EllisLab Shareholder is acquiring the Series C Preferred Stock for investment for his/her own respective accounts only and not with a view to, or for resale in connection with, any distribution thereof. Each EllisLab Shareholder represents and warrants that he or she is sophisticated, knowledgeable and experienced in making investments of this kind and are capable of evaluating the risks and merits of acquiring the Series C Preferred Stock, or have consulted with sophisticated or knowledgeable advisors in these matters. Each EllisLab Shareholder represents and warrants that he or she has no immediate need for liquidity in connection with the Series C Preferred Stock, does not anticipate that he or she will be required to sell the Series C Preferred Stock in the foreseeable future and has the capacity to sustain a complete loss of his investment in the Series C Preferred Stock.

4.31 Restricted Securities. It is understood that the Stock Consideration is characterized as “restricted securities” under the Securities Act of 1933 as amended inasmuch as this Agreement contemplates that, the Stock Consideration is being acquired in a transaction not involving a public offering. It is further understood and acknowledged that if the Stock Consideration is issued to the EllisLab Shareholder in accordance with the provisions of this Agreement, such Stock Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The EllisLab Shareholder represents that he or she is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.32 Legends. It is understood that the certificates evidencing Stock Consideration will bear the following legend or another legend that is similar to the following:

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THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THESE SECURITIES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED OTHER THAN AS PERMITTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE TERMS OF THE SERIES C CONVERTIBLE PREFERRED STOCK ARE SET FORTH IN THE CERTIFICATE OF DESIGNATION WHICH HAS BEEN FILED WITH THE SECRETARY OF STATE OF THE STATE OF NEVADA A COPY OF WHICH IS AVAILABLE UPON THE WRITTEN REQUEST TO THE COMPANY BY THE HOLDER OF SERIES C CONVERTIBLE PREFERRED

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

4.33 Representations True on Closing Date. The representations and warranties of the EllisLab Shareholder and Seller set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Effective Time as though such representations and warranties were made as of the Closing Date.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to the EllisLab Shareholder and Seller as follows:

5.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

5.2 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

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5.3 Good Standing. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

5.4 Authority. The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

5.5 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5.6 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Articles of Incorporation and Bylaws), (ii) any applicable law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

5.7 Material Compliance. Buyer is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, and the operation of its business.

5.8 Capital Structure. The authorized capital stock of the Company consists of: (i) Two Billion (2,000,000,000) shares of Common Stock, par value $0.001 per share of which 38,776,436 shares are issued and outstanding as of the date of this Agreement and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, of which (A) One Thousand (1,000) are designated Series A Preferred Stock, zero of which are issued and outstanding as of the date of the this Agreement, (B) Thirty Thousand (30,000) are designated Series B Preferred Stock, Sixteen Thousand One Hundred Fifty-Five (16,155) of which are issued and outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Prior to the Closing, Buyer will deliver to Seller a schedule describing all convertible instruments such as stock options, warrants, convertible notes, and convertible preferred stock of the Company (the “Convertible Instruments”), along with the aggregate number of shares that could be issued if all Convertible Instruments were converted into shares of Common Stock.

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5.9 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Buyer of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Secretary of State of Oregon; (ii) if required by applicable law, the filing of the Buyer Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities listed in Schedule 5.9; (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and (vii) any required filings with the Securities and Exchange Commission.

5.10 SEC Filings. Except as set forth on Schedule 5.10, Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2017 (the “Buyer SEC Documents”). Buyer has made available to Seller and EllisLab Shareholder all such Buyer SEC Documents that it has so filed or furnished prior to the date hereof. To the knowledge of Buyer’s management and board of directors, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. To the knowledge of Buyer’s management and board of directors, none of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.11 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

6. Conditions to Closing.

6.1 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) The Seller has delivered an updated list of assets and liabilities that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b) All representations and warranties of the EllisLab Shareholder and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the EllisLab Shareholder and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

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(c) The EllisLab Shareholder and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) Buyer must be satisfied in its sole and absolute discretion with its due diligence of the EllisLab Shareholder and Seller.

(e) Buyer shall have received a UCC search from the Secretary of State for Oregon showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

(f) From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.

(g) From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts and other documents and data related to the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney- client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of the Business.

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6.2 Conditions Precedent to the EllisLab Shareholder and Seller’s Obligation to Close. The Ellis Shareholder’s and Seller’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the EllisLab Shareholder of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

7. Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement. Seller and the EllisLab Shareholder will have joint and several liability under this Agreement, except for the covenant not to compete in Section 2.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

8. Indemnification.

8.1 Indemnification by the EllisLab Shareholder. The EllisLab Shareholder agrees to indemnify, defend and hold harmless Buyer and its affiliates, directors, officers, agents and assigns against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Seller incurred prior to the Closing Date or relating to the Assets prior the Closing Date, any misrepresentation of a material fact or omission to disclose a material fact made by the EllisLab Shareholder or Seller in this Agreement, in any exhibits or schedules to this Agreement or in any other document furnished or to be furnished by the EllisLab Shareholder or Seller under this Agreement, or any breach of, or failure by the EllisLab Shareholder or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the EllisLab Shareholder or Seller under this Agreement, provided however and notwithstanding anything to the contrary herein, the maximum aggregate liability of the EllisLab Shareholder pursuant to this Section 8.1 shall be no more than One Hundred Thousand Dollars ($100,000.00) and no claim by Buyer alleging a breach by Seller or the EllisLab Shareholder of any representation or warranty of Seller or the EllisLab Shareholder shall be made, and the EllisLab Shareholder shall not be liable for any claim, unless and until such Losses, either alone or together, is for an aggregate amount in excess of Twenty Thousand Dollars ($20,000.00), and then only to the extent that such Losses exceed such amount.

8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless the EllisLab Shareholder against any and all Losses arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits or schedules to this Agreement or in any other document furnished or to be furnished by the Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement, provided however and notwithstanding anything to the contrary herein, the maximum aggregate liability of the Buyer pursuant to this Section 8.2 shall be no more than One Hundred Thousand Dollars ($100,000.00) and no claim by the EllisLab Shareholder alleging a breach by Buyer of any representation or warranty of Buyer shall be made, and Buyer shall not be liable for any claim, unless and until such Losses, either alone or together, is for an aggregate amount in excess of Twenty Thousand Dollars ($20,000.00), and then only to the extent that such Losses exceed such amount.

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8.3 Procedure for Indemnification Claims.

8.3.1 Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 8 of this Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 8.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

8.3.2 If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties..

8.3.3 In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

8.3.4 The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 8.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

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9 Injunctive Relief.

Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

10 Further Assurances.

Following the Closing, each Party shall furnish such instruments and other documents as any other Party may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

11 Fees and Expenses.

Each Party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

12 Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other Party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such Party is entitled under this Agreement or otherwise.

13 Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

14 Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement. The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

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15 Governing Law.

This Agreement will be governed by the laws of New York without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in New York, New York.

16 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

17 Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

18 Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

19 Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

20 Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

21 Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

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If to the EllisLab Shareholder and Seller:

Rick Ellis

9450 SW Gemini Dr. Ste #63291

Beaverton, OR 97708

Telephone: (307) 314-8946

With a copy to:

Brix Law LLP

Attn: Kyle D. Wuepper

15 SW Colorado Ave., Suite 3

Bend, OR 97702

Telephone: (541) 693-0062

E-mail: kwuepper@brixlaw.com

If to Buyer:

Digital Locations, Inc.

3700 State Street, Suite 350

Santa Barbara, CA 93105

Attention: William E. Beifuss, Jr., President

Telephone: 805-456-7000

Facsimile: 805-681-1300

With a copy to:

Sichenzia Ross Ference LLP

61 Broadway, 32nd floor

New York, NY 10006

Attention: Gregory Sichenzia

Telephone: 212-930-9700

Facsimile: 212-930-9725

E-mail: gsichenzia@srf.law

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22. Public Announcements.

Except as provided for in this Agreement or required by applicable law, each Party shall consult with each other before issuing any press release or otherwise making any public statements (including via social media) about this Agreement or the Transaction. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law or SEC requirements, in which case that Party shall use its reasonable best efforts to provide a meaningful opportunity to the other Parties to review and comment upon such press release or other public statement, to consult with the other Party before issuing any such release or making any such public statement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

23. Attorneys’ Fees.

If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights hereunder, the prevailing party shall be entitled to recover its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to all other amounts provided by law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Seller:	EllisLab, Inc., an Oregon corporation

	By:	/s/ Rick Ellis
Rick Ellis, President

EllisLab Shareholder:
/s/ Rick Ellis
Rick Ellis

Company:	Digital Locations, Inc., a Nevada corporation

	By:	/s/ William E. Beifuss, Jr
William E. Beifuss, Jr., President

Merger Sub:	EllisLab Corp., a Nevada corporation

	By:	/s/ William E. Beifuss, Jr
William E. Beifuss, Jr., President

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EXHIBIT A

Articles of Merger

Of the Secretary of State of Oregon

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EXHIBIT B

Articles of Merger

Of the Secretary of State of Nevada

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EXHIBIT C

Certificate of Designation

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EXHIBIT D

Form of Option Agreement

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EXHIBIT E

Disclosure Schedules

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